FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
August 14, 2008	Vito S. Pantilione, President and CEO
F. Steven Meddick, Executive Vice President and CFO
(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES REVISED

SECOND QUARTER EARNINGS

Washington Township, New Jersey- August 14, 2008- Parke Bancorp, Inc. (Nasdaq: “PKBK”), revised its previously announced 2008 second quarter earnings due to an other-than-temporary impairment charge of $293,000 after tax ($488,000 before taxes) related to $1 million combined par value of the government sponsored enterprises (GSEs) Fannie Mae and Freddie Mac preferred stock. Vito Pantilione, President and CEO of Parke Bancorp, stated “Due to recent events including Congressional approval of the Housing and Economic Recovery Act of 2008, Moody and Standard and Poor’s downgrade of Fannie’s and Freddie’s preferred stock credit ratings and the extent of the GSEs recently reported second quarter combined losses of $3.1 billion, the Company has determined that the preferred stocks are at a greater risk of nonpayment and therefore, are impaired. Thus the Company took the prudent and appropriate charge to earnings in the second quarter. This charge does not impact stockholder’s equity, which already reflected this decline in value as an unrealized loss.” The Company revised net income for the second quarter of 2008 to $1.0 million, or $0.24 per diluted share, compared to $1.5 million, or $0.36 per diluted share, for the second quarter of 2007. For the six months ended June 30, 2008, net income was $2.3 million, or $0.55 per diluted share, compared to $2.8 million, or $0.67 per diluted share, for the comparable 2007 period. The Company previously announced earnings of $1.3 million and $2.6 million for the three and six months ended June 30, 2008, respectively, or $0.31 and $0.63 per diluted share, respectively. All prior period earnings per share information have been adjusted to reflect the 15% stock dividend paid in the second quarter of 2008. The 2007 earnings were favorably impacted by the pre-tax gain of $205,000 on the second quarter sale of a repossessed property.

Mr. Pantilione went on to say “We regret the timing of this announcement but we were not made aware of the GSEs losses until after we issued our earnings release for the second quarter. However, these charges do not result from, or impact, our core banking operating results for the second quarter and have no impact on our stockholder’s equity. Parke Bancorp remains well capitalized with a total risked-based capital ratio of 11.7% as of June 30, 2008. The Company continues to remain focused on its core business activities and delivering shareholder value.”

Parke Bancorp, Inc. was incorporated in January 2005 while Parke Bank commenced operations in January 1999. Parke Bancorp and Parke Bank maintain their principal offices at 601 Delsea Drive, Washington Township, New Jersey. Parke Bank conducts business through a branch office in Northfield, New Jersey, two branch offices in Washington Township, New Jersey and a branch in center city Philadelphia. In addition, Parke Bank opened a new loan production office in Havertown, Pennsylvania in 2007. Parke Bank is a full service commercial bank, with an emphasis on providing personal and business financial services to individuals and small-sized businesses primarily in Gloucester, Atlantic and Cape May counties in New Jersey and Philadelphia and surrounding counties in Pennsylvania. Parke Bank’s deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). Parke Bancorp’s common stock is traded on the Nasdaq Capital Market under the symbol “PKBK”.

This release may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.